Exhibit 32
Officers' Section 1350 Certifications
Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the "Company"), hereby certifies that (i) the Company's Annual Report on Form 10-K for the year ended November 30, 2020 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company's Annual Report on Form 10-K for the year ended November 30, 2020 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

/S/ RICK BECKWITT
Name: Rick Beckwitt
Title: Co-Chief Executive Officer and Co-President

/S/ JONATHAN M. JAFFE
Name: Jonathan M. Jaffe
Title: Co-Chief Executive Officer and Co-President

/S/ DIANE BESSETTE
Name: Diane Bessette
Title: Vice President, Chief Financial Officer and Treasurer
Date: January 22, 2021